EXHIBIT 10.1

CUR Platform Design
March 11, 2014

I. OVERVIEW

Wondersauce was contacted by CUR to design and architect a new music platform for iOS, Android (phone and tablet) and Web. The following is our approach, along with timing, costs and project assumptions.

II. APPROACH

Below is a breakdown of the project:

a) Discovery
b) User Experience / Design
c) Technical Advisement

III. PROCESS

Below is a breakdown of the project:

a) Discovery
b) User Experience / Design
c) Technical Advisement

Below is a breakdown of each phase.

a)     Discovery
The goal of this 2-3 week project discovery is for the Wondersauce team to fully immerse itself in your business and vision. The first step in the process is a project kickoff meeting. In this meeting we will align all key stakeholders from CUR and Wondersauce around project goals, process, necessary approval steps, and defining main points of contact for each party. We will interview key stakeholders around anything from company vision, existing technical infrastructure, desired features and functionality, app content and layout needs, competitive set, potential pain points and any other needs/wants for the new product. From there, we will collect, organize and review all materials provided by your team and create a design approach document, used to align the goals and vision for the experience moving forward. This document may include high-level thoughts/recommendations around user flows, personas, prioritized list of screens, targeted list of devices we’ll support at initial launch, and an initial application map.

Deliverables: Design Approach Document

b) User Experience / Branding / Design
Wondersauce envisions a hybrid model that takes elements of each of the below phases, yet allows us to handoff files to the internal CUR technical team in a fluid manner. We recommend starting with iOS devices, as it’s the most documented and structured platform. Once the key app screens are agreed upon we will extend the flows across different operating systems.

The goal of the user experience phase is to understand your users and provide them with a clear solution to a defined business problem. Wondersauce will draw from a series of user experience tactics to make sure our interface approach is well informed and set up for success. One key tactic in the process is creating user flows or user stories. These documents help organize functional thoughts. This organization will inform our information architecture and lead to a formal app map. Next, we’ll define our customer models and personas. This will indicate whom we are designing for, what they do, and how they will do it. We will aim to indicate different characteristics of the customer along with their pains and their desires in terms of interacting with the CUR digital experience. From there we will begin wireframing out the key site sections. This could be done as either low fidelity sketches or high fidelity wireframes.

The goal of our design process is to establish the overall visual identity of the experience. We’ll start by creating (2) moodboard directions based on your current branding that represent different visual treatments of the brand. In this exercise we will visualize how we treat images, color palette, typography, and general look and feel going forward. We will present each visual direction to CUR with the goal of selecting (1) direction as the base for our experience. Along with selecting a base direction, CUR will provide consolidated feedback. Wondersauce will take a second pass and finalize the moodboard based on the selected direction and consolidated feedback. A final moodboard and visual direction will be presented back to CUR.

Next, we begin applying the approved aesthetic form the moodboard to the wireframes and architecture defined in the user experience phase. We will start with the key priority screens defined in the discovery phase and present to CUR for feedback. Wondersauce will implement the feedback and begin designing out additional screens. We will follow this process and re-present to CUR until each app section is designed and approved. Once each screen is approved we willpackage and send over to CUR for implementation. Given the nature of this agreement,Wondersauce can continue to make improvements to screens after they are handed off and tested.

Deliverables: Wireframes, User Flows/Stories, Personas, Site Map, Wireframes, Photoshop Documents (PSDs)

c) Technical Advisement
Wondersauce will work with the internal CUR technical team to determine the best way to hand over the approved Photoshop Documents (PSD’s). Our initial recommendation is to provide an annotated PDF that lays out the intended functionality of each app screen. For any complex interactions, we will create an animation test that clearly displays intended functionality. The annotated PDF, along with the animation tests, will accompany the final approved PSD’s. We recommend handing off the final designs in batches, so the CUR technical team can implement designs and pass them back to the Wondersauce team for feedback/revisions.

Additionally, Wondersauce will assess and recommend technical solutions on a case-by-case basis. (i.e. 3rd party API integrations/limitations, low battery + no battery connection, etc.)

IV. BUDGET / TIMING/PAYMENT TERMS

Wondersauce and CUR have agreed to the following cash and stock option structure.

TOTAL CASH: $345,000

INVOICE 1: $90,000 UP FRONT
INVOICE 2: $15K (invoiced on 3/11/14)
INVOICE 3: $60,000 (to be invoiced on 4/1/14)
INVOICE 4: $60,000 (to be invoiced on 5/1/14)
INVOICE 5: $60,000 (to be invoiced on 6/1/14)
INVOICE 6: $60,000 (to be invoiced on 7/1/14)

All invoices are Net 30

TOTAL STOCK OPTIONS:

50,000 options with an exercise price equal to the final share price of the company’s common stock as per the company’s private placement offering expected to be completed by April 14, 2014.

TIMING:

Wondersauce anticipates final delivery of Photoshop Documents (PSDs) for all agreed upon devices to CUR in August of 2014 but will try and expedite the process if possible. Once final handoff occurs, Wondersauce will be available to provide feedback during the development process.

V. PROJECT ASSUMPTIONS

●	Any unexpected out-of-pocket costs (including travel) will be invoiced at cost, with the prior approval of CUR.
●	Project timing assumes there are no unforeseen delays.
●	Wondersauce is not responsible for any development.
●	Wondersauce will sign a 1-year non-compete within the music streaming service space
●	upon signature of this agreement. We will increase this non-compete to 2 years if all 10
●	months of this retainer agreement are realized.
●	CUR will take full ownership of all Wondersauce deliverables associated with this agreement.
●	Wondersauce is not responsible for app copy or content.
●	Wondersauce assumes all feedback to be turned around within 48 hours.
●	Wondersauce assumes access to all necessary assets (copy, images, etc..) upon project kickoff.
●	CUR is responsible for costs associated with hosting and licensing 3rd party software.

Wondersauce	CUR
John Sampogna	Tom Brophy
Signature	Signature
/s/ John Sampogna	/s/ Thomas Brophy
Date: 3/11/14	Date: 3/11/14